For Immediate Release

Media:	Investor:
Thomas Furr Smart Online, Inc. 919-765-5000 tfurr@smartonline.com	Jody Burfening Lippert/Heilshorn & Associates 212-838-3777 jburfening@lhai.com

Smart Online Provides Third Quarter Update

Smart Online Achieves Revenue Growth of 117%

RESEARCH TRIANGLE PARK, N.C., November 14, 2006 — Smart Online (OTCBB: SOLN) today reported results for the third quarter ended September 30, 2006.

For the third quarter of 2006, Smart Online’s revenue increased 117% with total revenue from continuing operations of $749,206 compared to approximately $344,692 for the same period last year. An additional $462,468 of revenue was generated by Smart CRM which was reclassified as a discontinued operation. Total revenue, including revenue from continuing and discontinued operations, was $1,211,674. Net income from continuing operations was $429,581 or $0.03 per share. Net loss attributable to common stockholders was (1,899,848) or (0.13) per share.

For the nine months ended September 30, 2006, revenue increased 194% with total revenue from continuing operations of approximately $2,947,985 compared to approximately $1,004,046 for the same period last year. Total revenue, including revenue from continuing and discontinued operations, was $4,444,987. Net loss attributable to common stockholders for the first nine months ($3,527,146) or ($0.23) per share, compared to a net loss of ($3,335,817) or ($0.27) per share, for the same period last year. This net loss includes the following expenses:

•	A non-cash charge of approximately $2,793,321 reflecting the goodwill impairment related to the discontinued operations of Smart CRM.

•	A non-cash charge of approximately $622,442 related to our expensing of options.

•	Non-cash amortization expense of intangible assets from the two acquisitions closed in the fourth quarter of 2005 of approximately $812,586

•	A one-time gain of $3,125,000 for the return of shares.

•	Approximately $945,526 of non-recurring legal expense related to the SEC action which occurred earlier this year as well as our own internal investigation. We have not incurred any additional related expenses of this nature since we resumed trading.

There were no comparable charges in the first nine months of 2005 for these expenses.

Michael Nouri, chief executive officer and president of Smart Online, stated, “During the third quarter, we increased our revenue by 117% compared to the same quarter in 2005. For the first time, we also showed positive income and earnings of three cents per share from continuing operations. We believe this quarter’s performance is indicative of the opportunities available to Smart Online as the Software-as-a-Service market grows.”

“In addition to this growth, I am grateful to our employees who have continued to work towards executing our business plan in order to prepare for the breakout of the Software-as-a-Service sector in the coming years. They remained focused without becoming distracted by the SEC action.’

Nouri continued, “During the third quarter, we divested a non-core asset, the consulting/networking business of Smart CRM, our Iowa division, for $600,000 in cash and the assumption of approximately $1.7 million of Smart CRM’s liabilities. We retained the co-developed Salesforce Automation (SFA) / Customer Relationship Management (CRM) product available on the OneBizSM platform.”

About Smart Online, Inc.

Smart Online Inc. (OTCBB: SOLN), a pioneer of Web-native applications, offers a private-label syndicated online business platform that enables Web delivery of applications and services used to start and manage small businesses. In 1999, Smart Online converted its business applications to a Software-as-a-Service (SaaS) Web delivery model. Today, the company markets its Web-based business applications to corporations via the private-labeling of its syndicated software services. These companies private-label and add to their Web sites Smart Online’s applications to enable their business customers to run their businesses more efficiently and without the upfront capital typically required for traditional business software and IT resources. To learn more go to http://www.smartonline.com.

The tables attached to this release are an integral part of the release and should be read in conjunction with this release.

Smart Online, the Smart Online logo, and OneBiz are trademarks and/or registered trademarks of Smart Online Inc. in the United States. Other marks belong to their respective owners.

Forward-Looking Statements

Statements in this press release that are “forward-looking statements,” which includes non-recurring revenue, plans to begin to generate revenue from sales of subscriptions for our improved product are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of many factors, including, but not limited to, delays in development schedules, changes in market conditions, product announcements by other companies, our ability to raise capital to increase our sales and marketing budget and customer perception of the value of our enhanced products. For further information regarding risks and uncertainties associated with Smart Online’s business, please refer to the Risk Factors Section of Smart Online’s SEC filings, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2005 and the Quarterly Reports on Form 10-Q, copies of which may be obtained on the Web site of the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available to Smart Online on the date hereof. Smart Online undertakes no duty to update any forward-looking statement or to conform the statement to actual results or changes in Smart Online’s expectations.

(tables follow)

Balance Sheet
(unaudited)

	September 30, 2006	December 31, 2005
	(unaudited)
Current Assets	$1,541,633	$2,615,290
Total Assets	8,255,770	14,558,079
Current Liabilities	4,984,164	4,922,159
Long-Term Obligations	106,576	2,963,289
Total Liabilities	5,090,740	7,885,448

Total Stockholder’s Equity	3,165,030	6,672,631

Statement of Operations
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005

Revenue	$749,206	$344,692	$2,947,985	$1,004,046

Operating Expenses	1,799,068	2,507,354	6,790,602	4,834,860

Net Income (Loss) from Continuing Operations	429,581	(2,180,856)	(1,001,583)	(3,335,817)

Loss from Discontinued Operations	(2,329,429)	—	(2,525,563)	—

Net Loss Attributed to Common Stockholders	(1,899,848)	(2,180,856)	(3,527,146)	(3,335,817)

Net Income (Loss) per Share
Continuing Operations
Basic	0.03	(0.17)	(0.07)	(0.27)
Fully Diluted	0.03	(0.17)	(0.07)	(0.27)

Discontinued Operations
Basic	(0.15)	—	(0.17)	—
Fully Diluted	(0.15)	—	(0.17)	—

Net Loss Attributed to Common Stockholder
Basic	(0.13)	(0.17)	(0.23)	(0.27)
Fully Diluted	(0.12)	(0.17)	(0.23)	(0.27)